                                                                    EXHIBIT 99.1

                                                             For Information
                                                             ---------------
                                                             Mark A. Hellerstein
                                                             Robert T. Hanley
                                                             303-861-8140

FOR IMMEDIATE RELEASE

           ST. MARY COMPLETES ACQUISITION OF OIL & GAS PROPERTIES
           FROM FLYING J OIL & GAS AND BIG WEST OIL & GAS AND
                          ANNOUNCES NEW CREDIT FACILITY

DENVER, January 30, 2003 - St. Mary Land & Exploration Company (NYSE: SM)
today announced that the previously announced agreement to acquire oil and gas properties from Flying J Oil & Gas Inc. and Big West Oil & Gas Inc. was completed on January 29, 2003. St. Mary has issued 3,380,818 shares of its restricted common stock for an estimated 69 BCFE of proved reserves. In addition, St. Mary has made a non-recourse loan to Flying J and Big West of
$71,594,000 at Libor plus 2% for up to a 39-month period which is secured by a pledge of these shares of St. Mary stock. During the 39-month loan period Flying
J and Big West can elect to sell their shares of St. Mary stock to the Company for $71,594,000 plus accrued interest on the loan for the first thirty months, and St. Mary can elect to purchase the shares for $97,447,000, with the proceeds applied to the repayment of the loan.

The Company also announced it has entered into a new $300 million credit facility with Wachovia Bank as Administrative Agent and eight other co-agents or participating banks. The initial calculated borrowing base is set at $250 million after the Flying J and Big West closing and the mortgage of these properties. St. Mary has accepted an initial commitment of $150 million under this new facility. The Company has $76 million of bank debt outstanding after closing the Flying J and Big West acquisition. At its current level of borrowing, the loan balance accrues interest at LIBOR plus 1.25%.

This release may contain forward-looking statements. These statements involve known and unknown risks, which may cause St. Mary's actual results to differ materially from results expressed or implied by the forward-looking statements.
These risks include such factors as the uncertain nature of the expected benefits from the acquisition of oil and gas properties, the volatility and level of oil and natural gas prices, production rates and reserve replacement, reserve estimates, drilling and operating risks, market conditions for the acquisition of oil and gas properties, competition, litigation, environmental matters, the potential impact of government regulations, and other matters discussed under the "Risk Factors" section of St. Mary's 2001 Annual Report on
Form 10-K filed with the SEC. Although St. Mary may from time to time voluntarily update its forward-looking statements, it disclaims any commitment to do so except as required by securities laws. PR-03-03